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                                                                EXHIBIT 11

                          CONTROL DEVICES, INC.

          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

        (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

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                             ACTUAL     PROFORMA- IPO PROFORMA- RDI    ACTUAL     PROFORMA- IPO PROFORMA- RDI
                           SIX MONTHS    SIX MONTHS    SIX MONTHS   TWELVE MONTHS TWELVE MONTHS TWELVE MONTHS
                              ENDED         ENDED         ENDED         ENDED         ENDED         ENDED
                          JUNE 30, 1996 JUNE 30, 1996 JUNE 30, 1996 DEC 31, 1995  DEC 31, 1995  DEC 31, 1995
                          ------------- ------------- ------------- ------------- ------------- -------------
Net income after tax but
 before preferred share
 dividends requirement..    $   2,123     $   2,123     $   2,198     $   3,458     $   3,458     $   3,460
Less: Preferred share
   dividends
   requirement..........         (132)          --            --           (264)          --            --
Add: Interest expense
   reduction due to
   extinguishment of
   debt with proceeds
   from offering and
   exercise of warrants.          --            484           493           --            950           986
Less: Write-off of debt
   discount on Senior
   Subordinated Notes...          --            (90)          (90)          --           (111)         (111)
                            ---------     ---------     ---------     ---------     ---------     ---------
Net income applicable to
 common shareholders....    $   1,991     $   2,517     $   2,601     $   3,194     $   4,408         4,335
Detail of weighted aver-
 age number of shares
 outstanding:
 Existing Common Shares
  outstanding...........    1,999,994     1,999,994     1,999,994     1,999,994     1,999,994     1,999,994
 Warrants to purchase
  Common Shares issued
  with Senior
  Subordinated Notes....      564,100       564,100       564,100       564,100       564,100       564,100
 Conversion of RDI
  Convertible Notes to
  Common Shares.........          --         89,240        89,240           --         89,240        89,240
 Redemption of 11%
  Senior Secured Fixed
  Rate Notes............          --      1,050,000     1,050,000           --      1,050,000     1,050,000
 Redemption of 10%
  Senior Subordinated
  Notes.................          --        450,000       450,000           --        450,000       450,000
 Repayment of accrued
  interest on Senior
  Notes.................          --         65,200        65,200           --         65,500        65,500
 Redemption of Preferred
  Shares................          --        240,000       240,000           --        240,000       240,000
 Repayment of accrued
  dividends on Preferred
  Shares................          --         37,400        37,400           --         11,000        11,000
                            ---------     ---------     ---------     ---------     ---------     ---------
Weighted average number
 of shares outstanding..    2,564,094     4,495,934     4,495,934     2,564,094     4,469,834     4,469,834
                            =========     =========     =========     =========     =========     =========
 Earnings per share.....    $    0.78     $    0.56     $    0.58     $    1.25     $    0.99     $    0.97
                            =========     =========     =========     =========     =========     =========
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